                                                                     EXHIBIT 3.4

                           CERTIFICATE OF DESIGNATION
                                     OF THE
                     5% SERIES A CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.001 PER SHARE)
                                       OF
                          AMYLIN PHARMACEUTICALS, INC.


                         PURSUANT TO SECTION 151 OF THE
                   GENERAL CORPORATION LAW OF THE STATE OF DELAWARE



        AMYLIN PHARMACEUTICALS, INC., a company organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

        That the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (the "Certificate of Incorporation") authorizes the creation of up to 7,500,000 shares of the Company's preferred stock, par value $.001 per share (such preferred stock, together with all other preferred stock of the Company the creation of which is in the future authorized by the Certificate of Incorporation, referred to herein as the "Preferred Stock"); and

        That pursuant to the authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Company and delegated to a special Private Placement Committee of the Board on March 9, 1999 (the "Private Placement Committee"), said Private Placement Committee on March 17, 1999, approved the creation, issuance and the voting powers of shares of Series A Convertible Preferred Stock (the "Series A Preferred") and adopted the following resolution creating a series of one hundred twenty-five thousand (125,000) shares of Series A Preferred designated as set forth below:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Private Placement Committee by the Board, provisions of the Certificate of Incorporation of the Company and the General Corporation Law of the State of Delaware, the issuance of Series A Preferred, which shall consist of one hundred twenty-five thousand (125,000) shares of the 7,500,000 shares of Preferred Stock which the Company now has authority to issue, be, and the same hereby is, authorized, and the Private Placement Committee hereby fixes the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Series A Preferred) authorized by this resolution as follows:



                                       1.
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               1.     DESIGNATION OF SERIES A PREFERRED STOCK.

                      a. The designation of such series of Preferred Stock authorized by this resolution shall be Series A Convertible Preferred Stock (the "Series A Preferred"). The Series A Preferred is issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Series A Preferred, as set forth herein and in the Certificate of Incorporation.

               2.     DIVIDEND RIGHTS.

                      a. SERIES A DIVIDENDS. Holders of the Series A Preferred, in preference to the holders of any other stock of the Company including Common Stock ("Junior Stock"), shall be entitled to receive, but only out of funds that are legally available therefor, cumulative dividends in the form of cash or shares of Common Stock, the form of which shall be at the sole discretion of the Company, at the rate of five percent (5%) of the "Original Issue Price" per annum compounded annually on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A Preferred shall be one hundred twenty dollars ($120.00) per share.

                      b. DIVIDENDS CUMULATIVE. The dividends provided for under
Section 2(a) cumulate daily from the Original Issue Date (as defined in Section 4(e) below, and are payable semi-annually beginning with the date that is twelve months after the date that Series A Preferred is first issued by the Company (the "Original Issue Date") and continuing on each six-month anniversary thereafter while any Series A Preferred is outstanding (hereinafter, a "Payment Date"). Subject to applicable law, the Company shall be obliged to pay such dividends as provided in Section 2(c) below, provided that any unpaid dividends shall continue to accumulate on each such share of Series A Preferred until the date of payment of any unpaid cumulative dividends. Any unpaid cumulative dividends shall earn interest at the rate of 5% compounded semi-annually and shall be payable in cash or shares of Common Stock as provided in Section 2(c) below. No dividends (other than those payable in Common Stock) shall be declared or paid on any Common Stock, and there shall be no redemption or repurchase (other than repurchases by the Company of unvested shares pursuant to the terms of applicable stock purchase agreements) of any Common Stock, during any fiscal year of the Company until the full annual dividend on the Series A Preferred (and any dividends from prior year(s) accumulated but unpaid) shall have been paid in cash or declared and set apart in cash.

                      c. PAYMENT OF DIVIDENDS. The dividends provided for under paragraph (a) of this Section 2 shall be payable, at the option of the Company, either (i) in cash (by check or wire transfer) or (ii) in shares of Common Stock valued as of the Payment Date based on the closing price of the Company's Common Stock as quoted on the Nasdaq Stock Market, or, if on any day the Common Stock is not so listed, the average of the highest bid and the lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each case averaged over a period of 10 trading days consisting of the day as of which the current fair



                                       2.

market value of Common Stock is being determined and the 9 consecutive trading days prior to such day. If at any time the Common Stock is not listed on any securities exchange or quoted in the over-the-counter market, the current fair market value of Common Stock shall be used, and shall be determined in good faith by the Board of Directors of the Company.

                      d. DIVIDENDS ON COMMON STOCK. So long as any shares of Series A Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared nor shall any other distribution be made (other than repurchases by the Company of unvested shares pursuant to the terms of applicable stock purchase agreements), on any Common Stock (other than any dividend or distribution payable solely in Common Stock of the Company), unless a dividend is paid with respect to all outstanding shares of Series A Preferred in an amount per share (on an as-if-converted to Common Stock basis) equal to the amount paid or set aside for each share of Common Stock.

               3. VOTING RIGHTS. Except as otherwise required by law, the Series A Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock (if permitted), in either case upon the following basis: each holder of shares of Series A Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

               4. CONVERSION RIGHTS.

                      The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the "Conversion Rights"):

                      a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted.

                      b. SERIES A PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Preferred Conversion Price," calculated as provided in Section 4(c).

                      c. SERIES A PREFERRED CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be one dollar and twenty cents ($1.20) (the "Series A Preferred Conversion Price"). Such initial Series A Preferred Conversion Price shall be adjusted



                                       3.

from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

                      d. MECHANICS OF CONVERSION. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash, or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the fair market value of the Common Stock as determined by the Company's Board of Directors as of the date of such conversion), any declared and unpaid dividends, including all accrued and unpaid dividends pursuant to Section 1(a), on the shares of Series A Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                      e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                      f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND
DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price



                                       4.

shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                      g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
4), in any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                      h. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                      i. SALE OF SHARES BELOW SERIES A PREFERRED CONVERSION
PRICE.

                             (i) If at any time or from time to time after the
Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection i(iv) below), other than as a dividend or other distribution on any class of stock, and other than a stock split, combination, reclassification, exchange, substitution, reorganization or other event otherwise provided for in this Section 4 above, for an Effective Price (as defined in subsection i(iv) below) less than the then effective Series A Preferred Conversion Price, then and in each such case the then existing Series A Preferred Conversion Price shall be reduced (subject to the final sentence of this subsection i(i)), as of the opening of business on the date of such issue or sale, to a price determined by subtracting from the then existing Series A Preferred Conversion Price a number



                                       5.

equal to the product of (i) the then existing Series A Preferred Conversion Price less the Effective Price for the Additional Shares of Common Stock, multiplied by (ii) a fraction (a) the numerator of which shall be the aggregate consideration received (as defined in subsection i(ii)), by the Company for the total number of Additional Shares of Common Stock so issued, and (b) the denominator of which shall be the sum of $15 million and the aggregate consideration received (as defined in subsection i(ii)), by the Company for the total number of Additional Shares of Common Stock so issued. Notwithstanding the foregoing, at no time shall the Series A Preferred Conversion Price be less than the higher of (i) ninety-six cents ($0.96) and (ii) the closing bid price of the Company's Common Stock as quoted on the Nasdaq Stock Market on the Original Issue Date.

                             (ii)   For the purpose of making any adjustment
required under this Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection i(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                            (iii) For the purpose of the adjustment required
under this Section 4(i), if the Company issues or sells (i) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or
(ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration



                                       6.
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payable to the Company upon the exercise or conversion of rights, options or
Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred.

                            (iv) "Additional Shares of Common Stock" shall mean
all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of or as dividends on the Series A Preferred; (B) shares of Common Stock and/or options, or other Common Stock purchase rights, and the Common Stock issued pursuant to such options or other rights, issued or issuable to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock issued or deemed issued by operation of any of the provisions of this Section 4; and (D) up to 50,000 additional shares of Common Stock or Convertible Securities that may be issued by the Company for such purposes as the Board of Directors may determine to be in the best interests of the Company. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.



                                       7.

                      j. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

                      k. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred at least twenty (20) days prior to the record date specified therein a notice specifying
(A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                      l. AUTOMATIC CONVERSION.

                             (i) Each share of Series A Preferred shall
automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, at the earlier to occur of the following: (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred; and (B) immediately upon the Company's Common Stock maintaining a closing bid price of at least $2.40 per share for thirty (30) consecutive market trading days on the Nasdaq Stock Market (or any similar successor market) (inclusive of any market trading days on which the Company's stock is not traded).

                            (ii) Upon the occurrence of any of the events
specified in Section 4(l)(i), the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates



                                       8.

representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared or accrued and unpaid dividends other than all accrued and unpaid dividends pursuant to Section 1(a) shall be paid in accordance with the provisions of Section 4(d).

                      m. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                      n. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                      o. NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.



                                       9.

                      p. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

               5. NO REISSUANCE OF SERIES A PREFERRED. No share or shares of Series A Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

               6. NO PREEMPTIVE RIGHTS. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

               7. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Company not expressly provided for to the contrary herein shall be vested in the Common Stock.





                                      10.

               IN WITNESS WHEREOF, Amylin Pharmaceuticals, Inc. has caused this Certificate to be signed by its Chief Executive Officer and Chairman of the Board on this 22nd day of March, 1999.

                                     AMYLIN PHARMACEUTICALS, INC.




                                     By:  /s/ Joseph C. Cook, Jr.
                                          --------------------------------------
                                           Joseph C. Cook, Jr.
                                           Chief Executive Officer and
                                           Chairman of the Board





                                      11.